EX-99.l.1
Bennett Group Financial Services, LLC
1400 K Street, NW, Suite 501
Washington, DC 20005

March 23, 2011

Board of Trustees
Bennett Group of Funds
1400 K Street, NW, Suite 501
Washington, DC 20005

Ladies and Gentlemen:

We are writing with regard to our purchase of 2,500 shares of beneficial interest of Class A shares (the “Shares”) of each of the Bennett Conservative Fund, Bennett Moderate Fund, Bennett Growth Fund and Bennett Aggressive Growth Fund (collectively, the “Funds”), each a series of the Bennett Group of Funds (the “Trust”), at a purchase price of $12.50 per share pursuant to a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”).  The Shares were purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

This is to advise you that these Shares were purchased for investment purposes only and that we have no present intention of redeeming or reselling the Shares so acquired.

Sincerely,

Bennett Group Financial Services, LLC

Name:  /s/ Stuart W. Rogers
            Stuart W. Rogers
Title:   President